EXHIBIT 10(B)
      William D. Rogers was elected to his current position of Corporate Senior Vice President, Chief Financial Officer and Treasurer of Sierra Pacific Resources on February 15, 2007. No formal offer letter or contract for employment was entered into with Mr. Rogers, as he was previously employed by the Company. However, Mr. Rogers was verbally communicated his salary, benefits and employment arrangement. The annual salary communicated to Mr. Rogers was $300,000. Additionally, Mr. Rogers is eligible for an annual cash incentive, Short Term Incentive Program (STIP), of 50% (target) of his base salary. Actual payout may vary from 0% to 150% of target. Mr. Rogers’ long term incentive plan is targeted at 86% of his base salary. Mr. Rogers is eligible to participate in the Company’s Supplemental Executive Retirement Plan. Mr. Rogers is also eligible for all regular employee benefits including a 401K plan that matches employee contributions dollar for dollar up to 6% and SPR’s Deferred Compensation Plan, medical benefits and paid time off. He will also receive a perquisite allowance of $15,000 to cover such expenses as a car, tax preparation and club memberships. Furthermore, Mr. Rogers was offered a housing allowance for $2,000 per month.